                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                SUNAMERICA INC.
- - - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                SUNAMERICA INC.
- - - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________
- - - --------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:_________________________________________________

    (2) Form, Schedule or Registration Statement No.:___________________________

    (3) Filing Party:___________________________________________________________

    (4) Date Filed:_____________________________________________________________

Notes:

                                                   NOTICE OF SUNAMERICA INC.
                                                         1995 ANNUAL MEETING
                                                             OF SHAREHOLDERS
                                                         AND PROXY STATEMENT














                                                            [LOGO OF SUNAMERICA]

SUNAMERICA INC.                                                  ELI BROAD
1 SunAmerica Center                                              Chairman and
Century City                                                     Chief
Los Angeles CA 90067-6022                                        Executive
310.772.6000                                                     Officer



                                                            [LOGO OF SUNAMERICA]


December 23, 1994

Dear Fellow Shareholder:

  Your officers and directors join me in inviting you to attend the 1995 Annual Meeting of Shareholders of SunAmerica Inc. The formal notice of this meeting and the Proxy Statement accompany this letter.

  By attending the meeting you will have an opportunity to hear the plans for our Company's future, to meet your officers and directors and to participate in the business of the meeting. If it is not possible for you to attend, please return the enclosed proxy immediately to insure that your shares will be voted. Since mail delays occur frequently, it is important that the proxy be returned well in advance of the meeting.

  We look forward to seeing you in the Champagne Room at The Regent Beverly Wilshire, Beverly Hills, California at 1:30 p.m. on January 27, 1995.

                                        Sincerely,

                                        /s/ ELI BROAD

                                        Eli Broad
                                        Chairman of the Board, President and
                                        Chief Executive Officer

                                SUNAMERICA INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD JANUARY 27, 1995

To the holders of the Common, Class B Common and Series C Preferred Stock of SunAmerica Inc.:

  The Annual Meeting of Shareholders of SunAmerica Inc. will be held on Friday, January 27, 1995, at 1:30 p.m. in the Champagne Room at The Regent Beverly Wilshire, 9500 Wilshire Boulevard, Beverly Hills, California for the following purposes:

    (1) To elect nine (9) directors for the ensuing year;

    (2) To consider and vote upon the Annual Performance Incentive Compensation Plan;

    (3) To consider and vote upon the 1995 Performance Stock Plan; and

    (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on November 30, 1994, as the record date for determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment thereof.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Susan L. Harris
                                        Vice President and Secretary

Los Angeles, California
December 23, 1994

                                SUNAMERICA INC.
                              1 SUNAMERICA CENTER
                       LOS ANGELES, CALIFORNIA 90067-6022

                               DECEMBER 23, 1994

                                PROXY STATEMENT
                                      FOR
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 27, 1995

To Our Shareholders:

  Your Board of Directors furnishes this Proxy Statement in connection with its solicitation of your Proxy in the form enclosed to be used at the Company's annual meeting of shareholders to be held on Friday, January 27, 1995, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

  The Company's Annual Report for the fiscal year ended September 30, 1994, including audited financial statements, is being mailed to shareholders concurrently with this Proxy Statement.

  We cordially invite you to attend the meeting. Whether or not you plan to attend, we urge you to date, sign and return your Proxy promptly in the envelope enclosed. You may revoke your Proxy at any time prior to its exercise at the annual meeting by notice to the Company's Secretary, or by timely delivery to the Company of a subsequently dated and executed Proxy and, if you attend the meeting, you may vote your shares in person.

  Only holders of record of the 28,966,171 shares of Common Stock, the 6,826,439 shares of Nontransferable Class B Stock ("Class B Stock") and the 486,800 shares of Adjustable Rate Cumulative Preferred Stock, Series C (the "Series C Preferred Stock") outstanding at the close of business on November 30, 1994, will be entitled to vote at the meeting.

  At the annual meeting, all shareholders, voting together, and not by classes, will have the opportunity to elect nine directors for the ensuing year and to approve the Annual Performance Incentive Compensation Plan and the 1995 Performance Stock Plan. Each shareholder of Common Stock is entitled to one vote for each share held. Each shareholder of Class B Stock is entitled to ten votes for each share held. Each shareholder of Series C Preferred Stock is entitled to one-tenth of one vote for each share held. There is no right to cumulate voting as to any matter.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

  The election of directors requires a plurality of the votes cast with a quorum present. Abstentions and broker non-votes have no effect on the plurality vote for the election of directors. Approval of the Annual Performance Incentive Compensation Plan requires the affirmative vote of the majority of votes of shares present or represented and entitled to vote. Abstentions and broker non-votes have no effect on the majority vote required to approve this matter. Approval of the 1995 Performance Stock Plan requires the affirmative vote of the majority of the votes of shares present or represented and entitled to vote. For purposes of determining the number of votes present and entitled to vote on the 1995 Performance Stock Plan, abstentions will be counted and will therefore be an equivalent to a vote against, but broker non-votes will not be counted.

  Mr. Broad, Chairman of the Board, President and Chief Executive Officer of the Company, holds or exercises voting power over shares which represent approximately 55.9% of the shares entitled to be cast for the election of the Board of Directors, the Annual Performance Incentive Compensation Plan and the 1995 Performance Stock Plan. Mr. Broad intends to cast an affirmative vote for each of the nominees, thereby assuring the election of each nominee to the Board of Directors. Mr. Broad intends to cast an affirmative vote for the Annual Performance Incentive Compensation Plan and the 1995 Performance Stock Plan, thereby assuring passage of both matters.

  The persons named as proxies in the enclosed forms are Messrs. Eli Broad, Chairman of the Board, President and Chief Executive Officer; Jay S. Wintrob, Executive Vice President; and James R. Belardi, Senior Vice President and Treasurer.

                             ELECTION OF DIRECTORS

  At the meeting, management will present as nominees and recommend to the shareholders that each of the nine persons listed below be elected to serve for a term of one year and until their successors are duly elected and qualified. Each nominee has agreed to serve if elected. All nominees, except Barry Munitz, were elected to the Board at the last shareholders' meeting. Should any nominee become unable to serve as a director, the persons named in the enclosed form of Proxy will, unless otherwise directed, vote for the election of such other person for such office as the present Board of Directors may recommend in place of such nominee.

  The following sets forth certain biographical information, present occupation, and business experience for the past five years for each of the nominees:

- - - --------------------------------------------------------------------------------

              Eli Broad, age 61, a co-founder of the Company in 1957, is presently Chairman of the Board of Directors, President and
              Chief Executive Officer. Among other activities, Mr. Broad is
              Founder-Chairman and Chairman of the Executive Committee of
              Kaufman and Broad Home Corporation; a director of the Federal
              National Mortgage Association; the Founding Chairman of The
              Museum of Contemporary Art (MOCA); Chairman of the Los Angeles
[PHOTO]       World Affairs Council; a director of D.A.R.E. America, a trustee of the California Institute of Technology; a trustee of the
ELI BROAD     Archives of American Art, The Smithsonian Institution, and the
              American Federation of Arts; a member of the California Business
              Roundtable; former Vice Chairman of the Board of Trustees of the California State University system; and former Chairman and a life trustee of Pitzer College. The Eli Broad College of
              Business and Graduate School of Management at his alma mater, Michigan State University, are named in his honor. Mr. Broad has been a director of the Company since 1961.

- - - --------------------------------------------------------------------------------

              Ronald J. Arnault, age 51, has been an Executive Vice President and a director of Atlantic Richfield Company (ARCO) since 1987 and Chief Financial Officer since 1992. He is Chairman of the
              Board of Vastar Resources, Inc. and a director of ARCO Chemical
 [PHOTO]      Company. Previously, he held various assignments with ARCO since joining that company in 1969. Mr. Arnault is a member of the
 RONALD J.    Board of Governors and former Chairman of The Music Center of
  ARNAULT     Los Angeles County. He is also a member of the Board of Trustees of the Brookings Institution and of Occidental College, a member of the Wharton Graduate Executive Board, as well as being a member of the Board of Directors of the Center Theater Group and The French Foundation for Alzheimer Research. He was elected a director of the Company in July 1992.


- - - --------------------------------------------------------------------------------

              Karen Hastie-Williams, age 50, has been a partner with the law firm of Crowell & Moring since December 1982. Prior to joining
              Crowell & Moring, Ms. Williams was Administrator of the Office
              of Federal Procurement Policy, Office of Management and Budget,
              and from 1977 to 1980 served as Chief Counsel to the United
              States Committee on the Budget. She is a director of Crestar
 [PHOTO]      Financial Services Corporation, the Federal National Mortgage
              Association, Washington Gas and Light Company and Continental
  KAREN       Airlines, Inc. She also serves as Trustee of the NAACP Legal
 HASTIE-      Defense Fund, Inc., the Lawyers' Committee for Civil Rights
 WILLIAMS     Under Law, the Enterprise Foundation and the Greater Washington
              Research Center and as Chair of the Black Student Fund. Ms.
              Williams is a member of the National, American and Washington bar associations and the Consultant Advisory Panel of the Comptroller General of the United States. She has been a director of the Company since 1994.


- - - --------------------------------------------------------------------------------

              David O. Maxwell, age 64, is retired Chairman and Chief
              Executive Officer of the Federal National Mortgage Association
              (Fannie Mae), having served from 1981-1991. He is a director of
              Corporate Partners, L.P., Financial Security Assurance Holdings
 [PHOTO]      Ltd. (FSA), Hechinger Company, Kaufman and Broad Home
              Corporation and Potomac Electric Power Company (PEPCO). He is a
 DAVID O.     member of the Trustees' Council and co-chair of The Circle of
 MAXWELL      the National Gallery of Art. He also serves on the governing boards of The Brookings Institution, The Enterprise Foundation,
              The European Institute, the Alliance to End Childhood Lead
              Poisoning, Arena Stage, WETA, the public television and radio stations in metropolitan Washington, D.C. and is a Life Trustee of the Urban Institute. He has been a director of the Company since 1985.

- - - -------------------------------------------------------------------------------

              Barry Munitz, Ph.D., age 53, has been Chancellor and Chief
              Executive Officer of The California State University System
              since 1991. From 1982 to 1991, he was President and Chief
              Operating Officer of Federated Development Co., Vice Chairman,
 [PHOTO]      MAXXAM, Inc., Chairman and Chief Executive Officer, United
              Financial Group; and Director, Charter BancShares, Kaiser
  BARRY       Aluminum and Simplicity Patterns. Dr. Munitz is a director of
  MUNITZ      the California Economic Development Corporation, KCET Public
              Television, the California Institute for Federal Policy Research and director and vice chair/chair-elect of the American Council on Education. Dr. Munitz was elected director of the Company in April 1994.


- - - -------------------------------------------------------------------------------

              Lester Pollack, age 61, has been Chief Executive Officer of
              Centre Partners, L.P., since 1986 and a general partner of
              Lazard Freres & Co. since 1986 and Senior Managing Director of
              Corporate Advisors, L.P. since 1988. He is a director of Kaufman and Broad Home Corporation, Continental Cablevision, Inc.,
 [PHOTO]      Polaroid Corporation, Loews Corporation, Sphere Drake Holdings
              Ltd., Tidewater, Inc., CNA Financial Corporation and Parlex
  LESTER      Corporation. Mr. Pollack is a Trustee of New York University and
 POLLACK      a member of the Board of Directors of the United Way of Tri-
              State, Inc. and of the Council on Foreign Relations. He is the Chairman of the Conference of Presidents of Major American
              Jewish Organizations. He has been a director of the Company since 1981.


- - - -------------------------------------------------------------------------------

              Richard D. Rohr, age 68, has been a partner with the law firm of
              Bodman, Longley & Dahling in Detroit, Michigan since 1958 and
  [PHOTO]     has served as Managing Partner and Chairman of the firm's
              Executive Committee since 1975. He was a director of
 RICHARD D.   Manufacturers National Corporation and Manufacturers Bank, N.A.
    ROHR      and, following the merger of those entities into Comerica, is now a director of Comerica Bank. Mr. Rohr is a trustee of the Detroit Bar Association Foundation and a member of the Detroit, Michigan and American Bar Associations. He has served as adjunct professor at the University of Michigan Law School and Wayne
              State University Law School. He has been a director of the Company since 1964 and an assistant secretary of the Company since 1970.



- - - -------------------------------------------------------------------------------

              Sanford C. Sigoloff, age 64, has been Chairman, President and
              Chief Executive Officer of Sigoloff & Associates, Inc. since
              1989 and was President and Chief Executive Officer of LJ Hooker
              Corporation, Inc. from 1989 to 1992. He was Chairman, President and Chief Executive Officer of Wickes Companies, Inc., a retail and wholesale merchandiser, from 1982 to 1988. In 1988 Mr.
              Sigoloff received a Presidential appointment to the United
 [PHOTO]      States Holocaust Memorial Council in Washington, D.C. Mr.
              Sigoloff is a director of Kaufman and Broad Home Corporation,
 SANFORD C.   Wickes Europe, PLC-London, England, K-tel International, Inc.,
 SIGOLOFF     Movie Gallery Inc. and the National Conference of Christians and
              Jews; a member of the California State Board of Education; a trustee of the UCLA Foundation and the Medical Centers of Cedars-Sinai and Chaim Sheba; a member of the Executive
              Committee of the City of Hope and the Executive Board of the American Jewish Committee; a national trustee and Vice President of the National Jewish Hospital and Research Center-National
              Asthma Center. Mr. Sigoloff is also a professor at the UCLA John
              E. Anderson Graduate School of Business. He has been a director of the Company since 1979.

- - - -------------------------------------------------------------------------------

              Harold M. Williams, age 66, has been Chief Executive Officer of
              The J. Paul Getty Trust since 1981. He served as the Chairman of the Securities and Exchange Commission from 1977 to 1981 and
  [PHOTO]     Dean of the Graduate School of Management at the University of
              California, Los Angeles from 1970 to 1977. Prior to then, he
 HAROLD M.    served as Chairman of the Board of Norton Simon, Inc. Mr.
  WILLIAMS    Williams is currently on the Boards of Directors of Times-Mirror
              Corp. and American Medical International. Mr. Williams also serves as a director of the Los Angeles Philharmonic and the Committee for Economic Development. He has been a director of the Company since 1992.


  The Company's Board of Directors held six meetings during fiscal 1994. In addition, management confers frequently with its directors on an informal basis to discuss Company affairs. Directors are reimbursed for travel and other expenses related to attendance at Board and committee meetings. Other than directors who are also officers of the Company, and as otherwise indicated, directors for fiscal 1994 received a quarterly retainer of $6,250, plus $1,000 for each meeting of the Board or of a Board committee attended; if two such meetings were held on the same day, only $500 was paid for the second meeting. Additionally, each committee chairman received a quarterly retainer of $1,250. Directors may defer all or a portion of their fees until a later specified event, such as retirement. The Company also has a retirement benefit for directors who serve a minimum of three years, which is the continuation of one-half the annual retainer for each year of service up to a maximum of ten years. During fiscal 1994 retirement benefits were paid to a former director in the amount of $12,500.

  The Company's Board of Directors has several standing committees, including a Personnel, Compensation and Stock Option Committee, an Audit and Compliance Committee and a Nominating Committee. The Personnel, Compensation and Stock Option Committee held two meetings during fiscal 1994 to review, discuss and advise management and to make recommendations to the Board of Directors regarding compensation and other employment benefits afforded officers and employees of the Company. The current members of the Personnel, Compensation and Stock Option Committee are Directors Pollack (Chairman), Hastie-Williams and Maxwell.

  The Audit and Compliance Committee held two meetings during fiscal 1994. The function of the Audit and Compliance Committee is to review and approve the selection of and all services performed by the Company's independent accountants, to meet and consult with, and to receive reports from, the Company's independent accountants, its financial and accounting staff and its controls evaluation and audit department and to review and act or report to the Board of Directors with respect to the scope of audit procedures, accounting practices, and internal accounting and financial controls of the Company. The committee's current members are Directors Rohr (Chairman), Arnault, Sigoloff and Williams.

  The Nominating Committee oversees the election of Directors and reviews Company policy as it relates to the Board of Directors. The Nominating Committee held one meeting during fiscal 1994. The Committee develops guidelines for the composition of the Board, and proposes to the Board prospective candidates. The Nominating Committee does not entertain nominations to the Board of Directors made by shareholders. The current members of the Nominating Committee are Directors Maxwell (Chairman), Pollack and Williams.

  During the fiscal year ended September 30, 1994, each director attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and
(2) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served), except for Karen Hastie-Williams.

                         BENEFICIAL OWNERSHIP OF SHARES

  The following information is furnished as of December 10, 1994, to indicate beneficial ownership by each Director, nominee and certain Executive Officers, individually, and all Executive Officers and directors of the Company, as a group, of shares of the Company's Common Stock or its Class B Stock. None of the Directors or Executive Officers own any shares of the Series C Preferred Stock. The Class B Stock is convertible at any time by the holder thereof into Common Stock. Each share of Class B Stock has 10 times the voting rights of each share of Common Stock and receives a dividend equal to 90% of any cash dividend paid on the Common Stock.

                                                 AMOUNT BENEFICIALLY PERCENT OF
              NAME OF BENEFICIAL OWNER                OWNED(1)          VOTE
              ------------------------           ------------------- ----------
      Ronald J. Arnault                                   4,000            *
      James R. Belardi                                   64,527(2)         *
      Eli Broad                                       6,500,803         56.0%(3)
      Michael L. Fowler                                   1,027            *
      Karen Hastie-Williams                                 -0-            *
      Gary W. Krat                                       76,927(4)         *
      David O. Maxwell                                   10,371            *
      Barry Munitz                                        5,300            *
      Lester Pollack                                      2,250            *
      Richard D. Rohr                                    14,108(5)         *
      Sanford C. Sigoloff                                10,500            *
      Harold M. Williams                                    500            *
      Jay S. Wintrob                                    262,027(6)         *
      All directors and officers as a group (21
       persons)                                       7,182,672         56.7%(7)
                                                      =========         ====

- - - ---------------------
*  Less than 1%.
(1) Unless otherwise indicated, (i) beneficial ownership is direct, (ii) the person indicated has sole voting and investment power and (iii) the shares are Common Stock.
(2) Of these holdings, 25,000 represent restricted shares granted under the Company's employee stock plans as to which Mr. Belardi has no investment power; 34,500 represent stock options held by Mr. Belardi which are or will become exercisable on or before February 10, 1995 and to which he has no voting or investment power.
(3) Of these holdings, 1,109,041 shares are Common Stock, and 5,391,762 shares are Class B Stock. Of the Common Stock, 93,084 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Broad has no investment power; 337,500 are held by a trust formed by Mr. Broad of which he is a beneficiary; and 639,900 shares represent employee stock options held by Mr. Broad which are or will become exercisable on or before February 10, 1995 and to which he has no voting or investment power. Of the Class B Stock, 562,500 shares are held by a trust formed by Mr. Broad of which he is a beneficiary; 21,712 shares are held by a foundation of which Mr. Broad is a director and as to which he has shared voting and investment power; and 1,935,000 shares are registered in the name of a corporation as to which Mr. Broad exercises voting and investment power. Mr. Broad has beneficial ownership of approximately 3.8% of the Common Stock outstanding and 79% of the Class B Stock outstanding.
(4) Of these holdings, 50,000 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Krat has no investment power; 26,900 represent employee stock options held by Mr. Krat which are or will become exercisable on or before February 10, 1995 and to which he has no voting or investment power.
(5) Of these shares, 12,383 shares are held by Mr. Rohr and his wife as co-owners, and Mr. Rohr has shared investment and voting power with respect thereto.

(6) Of these holdings, 91,454 shares represent restricted shares granted under the Company's employee stock plans as to which Mr. Wintrob has no investment power; 137,000 shares represent employee stock options held by Mr. Wintrob which are or will become exercisable before February 10, 1995, and as to which he has no voting or investment power.
(7) Of these aggregate holdings, 980,676 shares represent employee stock options held by such persons which are or will become exercisable before February 10, 1995, and as to which no voting or investment power is held; and 347,038 shares represent restricted shares granted under the Company's employee stock plans as to which no investment power is held. All directors and officers as a group have beneficial ownership of approximately 6.0% of the Common Stock outstanding, and 79% of the Class B Stock outstanding.

  As of December 10, 1994, except for Mr. Broad and certain trusts for the benefit of the family of Donald Kaufman, the co-founder of the Company, each of whose business address is 1 SunAmerica Center, Century City, Los Angeles, California 90067-6022, the Company knew of no person who owned in excess of 5% of the outstanding Class B Stock. The trusts referred to above for the benefit of the family of Donald Kaufman beneficially own in the aggregate 909,327 shares of Class B Stock, or approximately 13.3% of the Class B Stock outstanding.

  Based on certain public reports, the Company believes that as of September 30, 1994, Fidelity Management & Research Corporation, located at 82 Devonshire Street, Boston, Massachusetts 02109, exercised investment discretion over 2,500,700 shares of the Company's Common Stock, or approximately 8.6% of the Common Stock outstanding.

  Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934 (the "1934 Act"), all of such forms were filed on a timely basis by reporting persons.

                    APPROVAL OF THE ANNUAL PERFORMANCE BASED
                          INCENTIVE COMPENSATION PLAN

  Following adoption of Internal Revenue Code (the "Code") Section 162(m) the Board of Directors and the Personnel, Compensation and Stock Option Committee (the "Compensation Committee") determined that it was in the best interest of the Company to seek shareholder approval of the Company's Annual Performance Incentive Compensation Plan (the "PIC Plan"), which is an annual cash bonus plan. The PIC Plan will become effective upon the affirmative vote of the majority of the votes of shares voting at the Annual Meeting.

  The PIC Plan is intended to reflect the Company's belief that management's contribution to shareholder returns, by increasing stock price and dividends, comes from maximizing earnings and the quality of those earnings. The PIC Plan rewards outstanding performance on the part of those key executives whose decisions and actions most significantly affect the growth, profitability and efficient operation of the Company. The Compensation Committee of the Board of Directors will administer the PIC Plan, the major provisions of which are as follows:

  ELIGIBILITY AND LIMITATION OF AWARDS. The PIC Plan provides performance-based incentive compensation awards to officers and other key employees in a position to have a direct and significant impact on the Company's long term objectives. Approximately 20 officers and key employees will participate in awards under the PIC Plan. Awards for these individuals are based on a certain pre-established percentage of the overall award pool available, such percentage being determined by the Compensation Committee. A portion of the award pool is reserved for discretionary awards to other employees of the Company. No participant may receive an award in excess of 25% of the total pool available for awards under the PIC Plan. All awards will be paid in cash as soon as practical after the final performance goals are calculated and satisfied.

  DETERMINATION OF AWARD. Based on the Company's philosophy that management's contribution to shareholder returns comes from maximizing earnings and the quality of those earnings, awards under the PIC Plan in any fiscal year are funded through a pre-established percentage of the Company's pretax income which exceeds a threshold return on equity. The percentage and threshold targets are established at the beginning of each fiscal year by the Compensation Committee. If the Company does not meet the target return on equity there will be no awards under the PIC Plan.

  ESTIMATE OF BENEFITS. The annual cash bonus awards payable under the PIC Plan in the future are not currently determinable. However, awards were made under the PIC Plan for fiscal 1994. The dollar value of awards to each of the Chief Executive Officer and the four most highly compensated individuals were as follows: (1) Eli Broad, $1,205,520; (2) James R. Belardi, $251,150; (3) Michael Fowler, $50,230; (4) Gary W. Krat, $200,920; and (5) Jay S. Wintrob, $703,220.
The dollar value of awards made to all current executive officers as a group, totaling 12 people, including the five individuals listed above, equaled $3,516,100; the dollar value of awards made to all current non-executive officer employees as a group, totaling 5 people, equaled $875,886. Other than Eli Broad, no directors participate in the PIC Plan.

  AMENDMENT AND TERMINATION OF THE PIC PLAN. The PIC Plan may be amended or discontinued by the Board of Directors. To retain the deductibility of compensation awarded under the PIC Plan for the Chief Executive Officer and the four most highly compensated executive officers, any amendment to the PIC Plan which substantially increases the cost to the Company must be approved by shareholders.

  FEDERAL INCOME TAX CONSEQUENCES. It is the Company's intention that the PIC Plan be constructed and administered in a manner which maximizes the deductibility of compensation for the Company under Internal Revenue Code
Section 162(m).

                  APPROVAL OF THE 1995 PERFORMANCE STOCK PLAN

  On November 3, 1994, the Compensation Committee approved, subject to shareholder approval, the 1995 Performance Stock Plan (the "Stock Plan"). The Stock Plan was adopted to create shareholder value by providing incentives to key individuals by rewarding outstanding performance and by enhancing the interest of such individuals in the Company's continued success by providing a proprietary interest in the Company. Benefits under the Stock Plan are tied directly to the Company's performance, as measured over the five fiscal years ending September 30, 1999 (the "Performance Period"). The Stock Plan will also provide a vehicle to attract and retain key executives who are responsible for moving the Company forward.

  Six Hundred Fifty Thousand (650,000) shares of the Company's Common Stock, par value $1.00 per share, are reserved for issuance under the Stock Plan. The Stock Plan will become effective upon the affirmative vote of the majority of the votes of shares voting at the Annual Meeting. The Stock Plan, will be administered by the Compensation Committee of the Board of Directors. The following summary of the Stock Plan is qualified in its entirety by the full text which is attached hereto as Appendix A:

  ELIGIBILITY AND LIMITATION OF AWARDS. The Stock Plan provides restricted stock awards and an opportunity to earn shares free of restrictions to certain key employees who, in the Compensation Committee's judgment, can make a substantial contribution to the Company's long-term profitability and value. Approximately 25 key employees will be eligible to participate in the Stock Plan and all awards under the Stock Plan are at the discretion of the Compensation Committee. No participant may receive an award in excess of 150,000 shares under the Stock Plan.

  DETERMINATION OF AWARD. Each award under the Stock Plan is composed of (1) shares of stock which are subject to certain restrictions on transfer, which restrictions lapse upon the achievement of specified performance objectives and/or due to the passage of time (the "Restricted Shares") and (2) the opportunity to earn additional shares upon the achievement of specified enhanced performance objectives (the "Super Shares"). At the time of the grant of an award, a participant will have the benefits of ownership in respect of the Restricted Shares, including the right to vote such shares and receive dividends thereon, subject to the restrictions set forth in the Stock Plan and any corresponding stock agreement. The Restricted Shares will be held in escrow by the Company and may not be sold, transferred or disposed of until such restrictions have lapsed. Super Shares will not be granted or issued unless and until the enhanced performance objectives are achieved.

  Generally, Restricted Shares will be subject to a time lapsing formula pursuant to which the restrictions on transferability lapse over time, unless the restrictions have earlier lapsed as to all or part of the shares due to achievement of specified performance objectives during the Performance Period. The Compensation Committee may award Restricted Shares which are not subject to a time lapsing formula if, in the discretion of the Compensation Committee, it would result in the Company not being able to take a tax deduction under
Section 162(m) of the Code.

  Each award of Restricted Shares (whether or not subject to a Lapsing Formula) will be subject to certain performance objectives which may be achieved by the Company during the Performance Period. The performance objectives will be based upon (a) specified levels of aggregate Earnings Per Share (as defined in the Stock Plan) of the Company for all fiscal years within the Performance Period and (b) the Company's Total Return to Shareholders (as defined in the Stock
Plan) over the Performance Period. Notwithstanding the foregoing, for key executives of business units who are not considered at the time of an award to be "executive officers" of the Company, the Compensation Committee may determine in its discretion that the performance objectives should be based on different performance criteria for the Company, any subsidiary or any division of the Company.

  Super Shares will be issued only upon the achievement of specified enhanced performance objectives based on the same performance measurements for awards of Restricted Shares (e.g. Earnings Per Share and Total Return to Shareholders). The enhanced performance objectives will exceed the performance objectives required for a lapse of restrictions on the Restricted Shares.

  ESTIMATE OF BENEFITS. The Compensation Committee approved awards under the Stock Plan in November 1994, subject to shareholder approval of the Stock Plan at the annual meeting. The following table sets forth the awards that the individuals and groups referred to below will receive if the Stock Plan is approved by shareholders:

                          1995 PERFORMANCE STOCK PLAN

                                                                POTENTIAL
                             RESTRICTED SHARES                 SUPER SHARES
      NAME AND POSITION           AWARDED      DOLLAR VALUE/1/   AWARD/2/   DOLLAR VALUE/3/
      -----------------      ----------------- --------------- ------------ ---------------
   James R. Belardi, Senior
    Vice President &
    Treasurer                      20,000        $  782,500       10,000      $  391,250
   Gary W. Krat, Senior
    Vice President                 35,000         1,369,375       17,500         684,688
   Jay S. Wintrob,
    Executive
    Vice President                 50,000         1,956,250       25,000         978,125
   All Current Executive
    Officers as a Group
    (including individuals
    listed above)(11)             205,000         8,020,625      102,500       4,010,313
   All Current Non-
    Executive Officer
    Employees as a
    Group(10)                     147,500         5,770,938       73,750       2,885,469

- - - ---------------------
/1/ These amounts represent the dollar value of the awards on the date of grant, without giving effect to the diminution of value attributable to the restriction on such stock.
/2/ Super Shares will be issued after the Performance Period and only upon the achievement of enhanced performance objectives.
/3/ These amounts represent the dollar value of the potential Super Shares award on the date the opportunity to earn such shares was granted.

Eli Broad, the Chief Executive Officer, Michael Fowler and directors will not participate in awards under the Stock Plan.

  AMENDMENT AND TERMINATION OF THE STOCK PLAN. The Stock Plan may be amended, suspended or discontinued by the Board of Directors at any time. However, the Board may not, without the prior approval of shareholders, make any amendment that under applicable law requires shareholder approval.

  TERMINATION OF EMPLOYMENT. If a participant's employment or other service to the Company is terminated by death or retirement on or after age 65, a proportionate number of Restricted Shares and Super Shares (equal to the number of days elapsed in the Performance Period as of the date of such event divided by the total number of days in the Performance Period) will be held subject to the terms and conditions of the Stock Plan and any applicable stock agreement. The remaining Restricted Shares will be returned to the Company and the opportunity to earn the remaining Super Shares will be forfeited. The Compensation Committee may, in its sole discretion, continue restrictions on any greater number of shares in any award under the Stock Plan. The Compensation Committee also has discretion to continue restrictions as to some or all Restricted Shares and to extend the opportunity to earn Super Shares in the event of termination of employment or other service for reasons other than death or retirement on or after age 65. Barring the exercise of such discretion, Restricted Shares subject to restrictions and all Super Shares are automatically forfeited upon the happening of such a termination event.

  CHANGE OF OWNERSHIP. The Stock Plan contains a Change of Ownership provision pursuant to which certain restrictions on Restricted Shares awarded under the Stock Plan will lapse upon the occurrence of certain events. The Change of Ownership provision is defined in the Stock Plan but generally covers the situation where either (1) the current members of the Board of Directors or other Directors elected by three-quarters of the current members or their respective replacements (excluding certain individuals who took office in connection with an acquisition of 20% or more of the Company's voting securities or in connection with an election contest) cease to represent a majority of the Board or (2) the Board determines that a Change of Ownership has occurred.

  FEDERAL TAX CONSEQUENCES. In the absence of an election by the holder as explained below, the grant of Restricted Shares pursuant to an award will not result in taxable income to the holder or a deduction to the Company in the year of the grant. The value of the Restricted Shares will be taxable to the holder in the year in which the relevant restrictions lapse and, with respect to Super Shares, in the year issued. Alternatively, the holder may elect to treat as income in the year of grant the fair market value of the Restricted Shares on the date of grant, provided the holder makes the election within 30 days after the date of such grant. If such an election were made, the holder would not be allowed to deduct at a later date the amount included as taxable income if he or she should forfeit the Restricted Shares to the Company. The amount of ordinary income recognized by the holder is generally deductible by the Company in the year the income is recognized by the holder, provided that for the individuals identified in Section 162(m) of the Code, the Stock Plan satisfies the requirements thereof. Prior to the lapse of restrictions, dividends paid on the Restricted Shares subject to such restrictions will be taxable to the holder as additional compensation in the year received free of restrictions, and the Company will be allowed a corresponding deduction.

                             EXECUTIVE COMPENSATION

  The following table details annual and long term compensation paid during the Company's three most recent fiscal years to the Company's Chief Executive Officer and the four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                        ANNUAL COMPENSATION            LONG TERM COMPENSATION
                                ----------------------------------- -----------------------------
                                                                          AWARDS        PAYOUTS
                                                                    ------------------ ----------
                                                                    RESTRICTED
                         FISCAL                      OTHER ANNUAL     STOCK     STOCK     LTIP       ALL OTHER
    NAME & POSITION       YEAR   SALARY    BONUS    COMPENSATION(1) AWARDS(2)  OPTIONS PAYOUTS(3) COMPENSATION(4)
- - - ------------------------ ------ -------- ---------- --------------- ---------- ------- ---------- ---------------
Eli Broad, Chairman,      1994  $600,000 $1,205,520     $79,727     $6,168,750 450,000       -0-      $38,481
 President & CEO          1993   595,833    970,320      78,916      1,781,250  40,000  $669,100       44,234
                          1992   566,667    693,868      87,380            -0- 115,000       -0-       42,228

Jay S. Wintrob,           1994  $352,083 $  703,220                 $1,361,250  22,500       -0-      $20,328
 Executive Vice           1993   270,833    485,160                  1,187,500  20,000  $535,280       19,736
 President                1992   241,667    346,934                        -0-  25,000       -0-       17,779

Gary W. Krat,             1994  $250,000 $  761,841                        -0-  12,500       -0-      $22,254
 Senior Vice              1993   250,000    657,594                        -0-  12,500  $250,193       15,000
 President (5)            1992   225,000    300,000                 $1,031,250  25,000       -0-       13,160

Michael Fowler,           1994  $160,000 $1,553,626                        -0-     -0-       -0-      $ 6,861
 Vice President (6)       1993   160,000    917,830                        -0-     -0-  $133,820        8,868
                          1992   150,667    421,654                        -0-   5,000       -0-        9,040

James R. Belardi,         1994  $147,500 $  251,150                 $  362,500   7,500       -0-      $ 6,837
 Senior Vice President &  1993   132,917    161,720                    356,250   6,000  $133,820        7,975
 Treasurer                1992   121,583     98,000                        -0-   7,500       -0-        7,295

- - - ---------------------
(1) The amount indicated for Mr. Broad represents the incremental cost to the Company of providing executive medical insurance, expenses relating to certain club memberships, expenses associated with his use of a company car and a $60,000 allowance for certain expenses incurred in connection with Mr. Broad's New York apartment. While other officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.
(2) A total of 60,000 shares of restricted stock were awarded in fiscal 1994. Last year the shareholders approved the Long-Term Performance-Based Incentive Compensation Plan pursuant to which Mr. Broad could receive stock option grants and restricted stock awards. Pursuant to that plan, the Compensation Committee of the Board of Directors retained discretion to award deferred shares in lieu of restricted stock in order to maintain the deductibility of such compensation under Code Section 162(m). An award of deferred shares grants Mr. Broad the right to receive the stock 18 months after he is no longer an executive officer of the Company due generally to his death, disability or normal retirement or if there is a Change of Ownership, as defined in the plan and more specifically below. For fiscal 1994, based on the Company's performance during the fiscal years 1993 and 1994, Mr. Broad was awarded a total of 150,000 deferred shares which are indicated in the chart above, although Mr. Broad will not receive the shares until some time in the future. As of the end of fiscal 1994, the aggregate restricted stock holdings consisted of 514,538 shares worth $21,417,644 at the then current market value (as represented by the closing price of the Company's Common Stock on September 30, 1994), without giving effect to the diminution of value attributable to the restriction on such stock. Such amount includes $3,874,622 for Mr. Broad

    (93,084 shares, not including his deferred shares), $3,806,773 for Mr. Wintrob (91,454 shares), $2,081,250 for Mr. Krat (50,000 shares) and $1,040,675 for Mr. Belardi (25,000 shares). Mr. Fowler has not been granted any restricted stock awards. The amount reported in the table represents the market value (as represented by the closing price of the Company's Common Stock on date of grant) of the shares awarded. Regular dividends are paid on the restricted stock and the deferred shares reported on this column.
(3) Certain key employees participated in a five-year incentive plan which provided for the payment of cash bonuses following the 1993 fiscal year end based on the achievement of high levels of performance by the Company as measured by pre-tax income after return on shareholders equity over the five fiscal years ended September 30, 1993. Participants received 100% of their potential award if employed by the Company through September 30, 1993, 50% if employed through September 30, 1992 and 25% if employed through September 30, 1991.
(4) These amounts represent the Company's contributions to the Company's Profit Sharing and Retirement Plan and its Supplemental Deferred Compensation Plan and the portion of interest earned on certain deferred compensation above 120% of the applicable federal rate.
(5) Mr. Krat is currently employed under an agreement with the Company through fiscal 1997 pursuant to which he is eligible for incentive compensation tied to the pre-tax income of the Company's broker-dealers and sales of the Company's annuity and mutual fund products. Mr. Krat's agreement also provides that if his employment is terminated prior to the agreement's stated termination, under certain circumstances and subject to certain non-compete provisions, he will receive his then current base salary for a period of twelve months.
(6) Mr. Fowler is currently employed under an agreement with the Company pursuant to which he is eligible for incentive compensation tied to the pre-tax profits of the business unit he manages. This portion of Mr. Fowler's incentive compensation for fiscal 1994 is payable 50% on September 30, 1994, 30% on September 30, 1995 and 20% on September 30, 1996 and requires continued employment with the Company through the payout date. The portion of Mr. Fowler's incentive compensation for fiscal 1993 which was tied to the pre-tax profits of the business unit he manages was payable 50% on September 30, 1993, 30% on September 30, 1994 and 20% on September 30, 1995. The portion of Mr. Fowler's incentive compensation for fiscal 1992 which was tied to the pre-tax profits of the business unit he manages was payable 67% on September 30, 1992, 25% on September 30, 1993, and 8% on September 30, 1994.

  The Company's 1988 Employee Stock Plan, pursuant to which stock option grants and restricted stock awards are made to certain key employees, contains a Change of Ownership provision relating to certain stock option grants. The Change of Ownership provision is defined in the plan but generally covers the situation where either (1) the current members of the Board of Directors or other Directors elected by three-quarters of the current members or their respective replacements (excluding certain individuals who took office in connection with an acquisition of 20% or more of the Company's voting securities or in connection with an election contest) cease to represent a majority of the Board or (2) the Board determines that a Change of Ownership has occurred.

  The Long-Term Performance-Based Incentive Plan pursuant to which stock option grants and restricted stock awards are made to the Chief Executive Officer also contains a Change of Ownership provision relating to vesting of restricted stock awards. The Change of Ownership provision is defined in the plan but generally covers the situation where either (1) the current members of the Board of Directors or other Directors nominated by three-quarters of the current members or their respective replacements (excluding certain individuals who took office in connection with an acquisition of 20% or more of the Company's voting securities or in connection with an election contest) to become Board members cease to represent a majority of the Board or
(2) a consolidation or merger in which the surviving entity is not the Company or the acquisition of substantially all of the Company's assets, or a dissolution or liquidation of the Company.

  The Company also maintains a non-qualified Executive Deferred Compensation Plan pursuant to which selected key employees defer receipt of a certain amount of pre-tax income, plus a Company matching contribution, received over a seven-year period until retirement, termination or certain other events, including a Change in Control. A Change in Control is defined generally in the plan to include the acquisition by a person or "group" of 25% or more of the Company's voting power, a change in a majority of the then incumbent board unless approved by two-thirds of the incumbent board and the Company ceasing to be publicly owned. No new contributions to the Executive Deferred Compensation Plan may be made, but the Company continues to pay interest on prior contributions.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                  POTENTIAL REALIZABLE VALUE AT
                               % OF TOTAL                            ASSUMED ANNUAL RATES OF
                                OPTIONS    EXERCISE OR              STOCK PRICE APPRECIATION
                    OPTIONS    GRANTED TO  BASE PRICE                  FOR OPTION TERMS(4)
                  GRANTED (#) EMPLOYEES IN  PER SHARE  EXPIRATION ------------------------------
      NAME          (1)(2)    FISCAL YEAR   ($/SH)(3)     DATE        5%($)          10%($)
- - - ----------------  ----------- ------------ ----------- ---------- -------------- ---------------
Eli Broad           450,000       55.9%      $40.00     10/13/04  $   11,320,103 $   28,687,364
Jay S. Wintrob       22,500        2.8%       45.06      7/29/04         637,605      1,615,816
Gary W. Krat         12,500        1.6%       45.06      7/29/04         354,225        897,675
Michael Fowler          -0-        -0-          -0-          N/A             N/A            N/A
James R. Belardi      7,500        0.9%       45.06      7/29/04         212,535        538,605

- - - ---------------------
(1) All options granted in 1994, other than to Eli Broad, were awarded under the 1988 Employee Stock Plan and are exercisable in cumulative 20% installments commencing one year from date of grant, with full vesting occurring on the fifth anniversary date. Mr. Broad's stock option grant was awarded under the Long-Term Performance-Based Incentive Plan based on the Company's performance during fiscal years 1993 and 1994. Pursuant to the terms of the plan, Mr. Broad's options were granted following the 1994 fiscal year end. The options granted to Mr. Broad are exercisable immediately and may be exercised any time up to ten years after the grant is made.
(2) Under the terms of the Company's 1988 Employee Stock Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.
(3) All options were granted at market value (average of high and low stock prices for the Company's Common Stock as reported in the Wall Street Journal) at date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.
(4) Gains are reported net of the option exercise price, but before taxes associated with exercise. THESE AMOUNTS REPRESENT CERTAIN ASSUMED RATES OF APPRECIATION ONLY. ACTUAL GAINS, IF ANY, ON STOCK OPTION EXERCISES ARE DEPENDENT ON THE FUTURE PERFORMANCE OF THE COMMON STOCK, OVERALL STOCK CONDITIONS, AS WELL AS THE OPTIONHOLDERS' CONTINUED EMPLOYMENT THROUGH THE VESTING PERIOD. THE AMOUNTS REFLECTED IN THIS TABLE MAY NOT NECESSARILY BE ACHIEVED.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                 NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED,
                                OPTIONS HELD AT FISCAL    IN-THE-MONEY OPTIONS AT
            SHARES                   YEAR END (#)         FISCAL YEAR END ($)(1)
           ACQUIRED    VALUE   ------------------------- -------------------------
 NAME     ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- - - -------   ----------- -------- ----------- ------------- ----------- -------------
Eli
 Broad         -0-    $    -0-   626,900      151,000    $5,881,149   $3,471,615
Jay S.
 Wintrob       -0-         -0-   137,000       69,500     4,464,685      972,385
Gary W.
 Krat        4,000     146,980    26,900       52,300       716,152      918,406
Michael
 Fowler      3,000     104,625     1,000        7,500        21,375      204,848
James
 R.
 Belardi       -0-         -0-    34,500       21,300     1,102,037      282,210

- - - ---------------------
(1) Represents the difference between the closing price of the Company's Common Stock on September 30, 1994 and the exercise price of the options.

               PERSONNEL, COMPENSATION AND STOCK OPTION COMMITTEE
                REPORT TO SHAREHOLDERS ON EXECUTIVE COMPENSATION

  The report of the Personnel, Compensation and Stock Option Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  The Company has long believed that a strong, explicit link should exist between executive compensation and the value delivered to shareholders. This belief has been adhered to by developing incentive pay programs which provide competitive compensation and mirror Company performance. Both short-term and long-term incentive compensation are based on direct, explicit links to Company performance and the value received by shareholders.

COMPENSATION PHILOSOPHY

  In designing its compensation programs, the Company follows its belief that compensation should reflect the value created for shareholders while supporting the Company's strategic goals. In doing so, the compensation programs reflect the following themes:

 . Compensation should be meaningfully related to the value created for shareholders.

 . Compensation programs should support the short- and long-term strategic goals and objectives of the Company.

 . Compensation programs should reflect and promote the Company's values, and reward individuals for outstanding contributions to the Company's success.

 . Short- and long-term compensation play a critical role in attracting and retaining well qualified executives.

 . While compensation opportunities should be based on individual contribution, the actual amounts earned by executives in variable compensation programs should be dictated solely by the financial results of the Company or, in certain cases, by the results of the business unit for which the executive is responsible.

PAY MIX AND MEASUREMENTS

  SunAmerica Inc.'s executive compensation is based on three components, each of which is intended to serve the overall compensation philosophy.

  BASE SALARY. Base salary is targeted at the competitive median for competitors in diversified financial services. For the purpose of establishing these levels, the Company compares compensation data of companies that compete in the Company's primary line of business, i.e., annuities, insurance, asset management, and retail brokerage services.

  The Company reviews the competitiveness of its management pay programs periodically. The Company positions its base salary levels at or near the median of relevant industry levels. Salaries for executives are reviewed by the Committee on an annual basis and may be increased at that time based on: 1) the Committee's agreement that the individual's contribution to the Company has increased; and 2) increases in median competitive pay levels.

  In 1994, the Chairman, President and Chief Executive Officer's annual base salary was not increased. In accordance with the Long-Term Performance Based Incentive Plan for the Chief Executive Officer that shareholders approved last year, Mr. Broad's base salary will be held at $600,000 through 1998.

  ANNUAL INCENTIVES for executives are intended to reflect the Company's belief that management's contribution to shareholder returns (via increased stock price and dividends) comes from maximizing earnings and the quality of those earnings. Accordingly, the Annual Performance Incentive Compensation Plan is funded from a preset portion of the Company's pretax income which exceeds a threshold return on equity. The percentage and threshold are established at the beginning of the fiscal year. Individual awards for senior management are based upon predetermined percentages of the total pool based on the individual's position and the Committee's assessment of such individual's contribution to such position.

  The Company believes that this program provides an excellent link between the value created for shareholders and the incentives paid to executives. Under this plan, executives do not receive any incentives until a specified return on equity is received by shareholders. After that point, additional returns are allocated on a consistent basis to shareholders and the management pool.

  Over the last few years, the Company has increased the return on equity threshold allocated to shareholders before the management pool is funded, ensuring an increasing flow of net income to shareholders. In 1994, the threshold return on equity was maintained at 12.5% and the total management incentive pool was held at 8% of pretax income earned in excess of the level required to meet the threshold return on equity. For 1994, Mr. Broad's portion of the pool was unchanged from 1993. At the same time because of substantially increased earnings and a higher return on equity, the total award to Mr. Broad increased 24.2%.

  In addition to the incentive pool described above, certain employees who are engaged in running specific lines of business receive incentive pay which is tied to the business results of such lines of business. Mr. Fowler is entitled to participate in an incentive pool funded by the profits of the business unit he manages, after allowing the Company to achieve what the Committee deems to be an acceptable rate of return from this business. Mr. Krat is entitled to additional compensation tied to sales of the Company's annuity and mutual fund products and pretax income of the Company's broker-dealers. The incentive pay to Mssrs. Fowler and Krat are a function of the success of the business units each manages and therefore contributes directly to the short- and long-term success and profitability of the Company and hence its value to shareholders.

  LONG-TERM INCENTIVES. Provided through annual grants of stock options and through periodic stock grants to the named executives and others, this component is intended to retain and motivate executives to improve long-term stock market performance. Stock options are granted at the prevailing market value and will only have value if the Company's stock price increases. Generally, grants made vest in equal amounts over five years; executives must be employed by the Company at the time of vesting in order to exercise the options.

  The Committee determines the number of options to be granted based on the expected value equal to competitive median for the comparative group. If the Company stock price increases faster than for competitors, executive gains can be higher than the competitive median. Outstanding historical performance by an individual is additionally recognized through larger than normal option grants.

  For a period of time, the Company's Board of Directors reviewed the Chairman and Chief Executive Officer's compensation as compared to that of chief executive officers of a selected group of diversified financial services companies that compete in the Company's primary line of business, i.e., annuities, insurance, asset management, and retail brokerage services. In light of the Company's significant shareholder returns, which substantially outperformed those of the competing companies and the S&P 500 Index over the prior five year period, and in light of the considerable shareholder returns generated during Mr. Broad's tenure as CEO which dates to the Company's founding, last year the Committee and the Board proposed to the shareholders for approval a compensation arrangement (the "Incentive Plan") for Mr. Broad that rewards him for the Company continuing to achieve significant gains in shareholder wealth through fiscal year 1998. Awards under the Incentive Plan are contingent upon the Company outperforming the S&P 500 Index. The S&P 500 Index was selected because it reflects the broad choice of stock investment alternatives available to shareholders and because it is independently calculated and widely available. The shareholders, by an independent vote, approved the Incentive Plan for Mr. Broad. The Incentive Plan is in lieu of any other long term incentive programs including grants of stock options and restricted stock awards under the Company's other plans. The ultimate value of the awards will be dependent upon the shareholder returns in that the restricted shares awarded under the Incentive Plan will be subject to a holding period which generally expires on Mr. Broad's death, disability or retirement, thereby being subject to market risk. Further, the options will be valuable to Mr. Broad only if the stock price appreciates after the options are granted. In 1994, Mr. Broad received an award under the Incentive Plan covering two fiscal periods of an option grant of 450,000 shares and 150,000 deferred shares.

TOTAL COMPENSATION

  In aggregate, 74.8% of the named executives' cash compensation for 1994 is from incentives directly tied to Company performance. The Chairman, President and Chief Executive officer received 66.8% of his cash compensation from incentives. Due to the long period during which stock options can be exercised under the Incentive Plan and the long holding period before the lapsing of restrictions on stock awards, the potential value of this portion of Mr. Broad's compensation is difficult to quantify. Specifically, the restricted stock is subject to a holding period which will not lapse until Mr. Broad is no longer acting Chairman of the Company. Further the stock options will be exercisable for up to ten years after grant, extending past Mr. Broad's expected retirement date, and have value only if the stock price appreciates after the date of grant.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

  A feature of the Omnibus Reconciliation Act of 1993 limits deductibility of certain compensation for the Chief Executive Officer and the additional four highest paid executive officers to $1 million per year, effective for tax years beginning on or after January 1, 1994. The Committee intends to establish and maintain compensation programs which maximize the creation of long-term shareholder value. Further, the Committee intends to take the necessary steps to qualify most compensation approaches to ensure deductibility except in those limited cases where the Committee believes shareholder interests are best served by retaining flexibility of approach.

                                          PERSONNEL, COMPENSATION AND
                                          STOCK OPTION COMMITTEE

November 4, 1994                              Lester Pollack, Chairman
                                              Karen Hastie-Williams
                                              David O. Maxwell

                         STOCK PRICE PERFORMANCE GRAPH

  The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the 1934 Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  The graph below compares cumulative total return* of SunAmerica Inc., the S&P 500 Index and the S&P Financial Index. The Company believes that this information demonstrates that the compensation earned by its executive officers compares very favorably to the Company's shareholder value and specifically that the Company outperformed the S&P Financial Index during the 1994 fiscal year.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
             AMONG SUNAMERICA INC, S&P 500 INDEX AND S&P FINANCIAL

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           SUNAMERICA        S&P           S&P
(Fiscal Year Covered)           INC.        500 INDEX     FINANCIAL
- - - ---------------------        ----------     ---------     ---------
Measurement Pt- 09/30/1989   $100           $100         $100
FYE   09/30/1990             $ 55           $ 91         $ 64
FYE   09/30/1991             $152           $119         $101
FYE   09/30/1992             $227           $132         $118
FYE   09/30/1993             $455           $149         $161
FYE   09/30/1994             $425           $155         $149

  *Total Return assumes $100 invested on September 30, 1989 in SunAmerica Inc., S&P 500 Index and S&P Financial Index, including reinvestment of dividends.

                              FINANCIAL STATEMENTS

  The Company's audited consolidated financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the fiscal year ended September 30, 1994, are included on pages 21 through 45 of the Company's 1994 Annual Report to Shareholders, which was mailed concurrently with this proxy statement to all stockholders of record. Additional copies of the Annual Report are available without charge upon request. The financial statements, the report of independent accountants thereon, selected financial data and management's discussion and analysis of financial condition and results of operations included in the Annual Report are incorporated herein by reference.

                            INDEPENDENT ACCOUNTANTS

  The firm of Price Waterhouse LLP served as the Company's independent accountants for 1994. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of this firm are expected to be present at the annual meeting, with the opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from shareholders.

                                 OTHER MATTERS

  The Board of Directors knows of no business other than that described herein that will be presented for consideration at the annual meeting. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of Proxy intend to vote the shares represented by said Proxies on such matters in accordance with their judgment in the best interest of the Company.

                SHAREHOLDERS' PROPOSALS FOR 1995 ANNUAL MEETING

  Any proposal of a shareholder intended to be presented at the Company's 1996 Annual Meeting of Shareholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than August 20, 1995.

                          METHOD OF PROXY SOLICITATION

  The entire cost of preparing, assembling, printing and mailing the Notice of Meeting, this Proxy Statement, the Proxy itself, and the cost of soliciting Proxies relating to the meeting, if any, will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, telegraph, or personal solicitation, and no additional compensation will be paid to such individuals. The Company estimates its expenses for such services will not exceed $25,000. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

                                          SUNAMERICA INC.

                                                                      APPENDIX A

                                   SUNAMERICA
                          1995 PERFORMANCE STOCK PLAN

1.PURPOSE.

  The purpose of the SunAmerica 1995 Performance Stock Plan is to promote the success of SunAmerica Inc. by providing a method whereby officers and other key employees of the Company may increase their proprietary interest in its business, be encouraged to remain in the employ of the Company and increase their personal interests in the continued success and progress of the Company.

2.DEFINITIONS.

  As used in this Plan or a Stock Agreement under this Plan, the following terms shall have the indicated meanings:

    Award: An award under this Plan which consists of Restricted Shares and an opportunity to earn Super Shares.

    Beginning Market Value: The average closing price of the Stock for each of the twenty trading days commencing ten trading days prior to the first trading day of the Performance Period multiplied by the Weighted Average Shares.

    Board: The board of directors of SunAmerica Inc.

    Code: The Internal Revenue Code of 1986, as amended.

    Committee: The Personnel, Compensation and Stock Option Committee of the Board, or such successor committee as the Board may appoint to administer this Plan. The Committee shall consist of two or more directors, each of whom is a "disinterested person," as such term is defined in Rule 16b-3 of the Securities Exchange Act of 1934 as amended (the "Act").

    Company: SunAmerica Inc. and its Subsidiaries.

    Earnings Per Share: The Company's aggregate earnings per share from continuing operations before the cumulative effect of a change in accounting principles and before extraordinary items, as reported in the Company's consolidated financial statements.

    Ending Market Value: The average closing price of the Stock for each of the twenty trading days commencing nine trading days prior to the last trading day of the Performance Period multiplied by the Weighted Average Shares. Ending Market Value shall be adjusted for the payment of cash dividends during the Performance Period, assuming such dividends had been reinvested in Stock on the date paid to Shareholders using the methodology consistent with the determination of the S&P 500 Index Total Return to Shareholders.

    Lapsing Formula: With reference to Restricted Shares, a schedule which is a basis for establishing the number of shares of Stock which may be released from the restrictions of an Award, unless such restrictions are earlier released due to the achievement of Performance Objectives or as otherwise provided in the Plan or in the applicable Stock Agreement. Restricted Shares need not be subject to a Lapsing Formula if, in the discretion of the Committee, it furthers the purposes of the Committee in the case of an Award or Awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code.

    Participant: An officer or other key employee of the Company selected to participate in this Plan pursuant to its terms.

    Performance Objectives: Performance Objectives shall be stated as specified levels of Earnings Per Share or Total Return to Shareholders as measured against the S&P Index Total Return to Shareholders, or a combination thereof as determined by the Committee, or in the case of Participants who are not considered at the time of an Award to be "executive officers" (as such term is defined in Rule 3b-7 under the Securities Exchange Act of 1934) of SunAmerica Inc., such other criteria as the Committee may determine in its discretion as the appropriate other performance measure for the Award based on other performance criteria for the Company or for any subsidiary or division, department or operation of the Company. With reference to a particular Award of Restricted Shares, the threshold and target Performance Objectives are the criteria established by the Committee which, if achieved, accelerate or cause the release of a specific percentage of the Restricted Shares from the restrictions of an Award and any Lapsing Formula. With reference to a particular Award of Super Shares, the Super Performance Objective is the criteria established by the Committee which causes the issuance of Super Shares. The Performance Objectives shall be specified in a Stock Agreement and may differ from Participant to Participant and from Award to Award.

    Performance Period: The Performance Period shall be October 1, 1994 through September 30, 1999, or a portion thereof as established by the Committee.

    Plan: The SunAmerica 1995 Performance Stock Plan, as it may be amended from time to time.

    Restricted Shares: A portion of an Award represented by shares of Stock, which are issued and outstanding, but which remain subject to the risk of forfeiture and restrictions on transfer, until the achievement of specified Performance Objectives or, for certain Awards, the passage of time pursuant to a Lapsing Formula, or the occurrence of other events resulting in the lapse of restrictions appreciable to such Award under the Plan or under the applicable Stock Agreement.

    S&P Index Total Return to Shareholders: The Standard & Poor's 500 Index Total Return to Shareholders as determined by Standard & Poor's Compustat (or its successor), measured from the first day of the Performance Period to the last day of the Performance Period.

    Stock: Common stock, par value $1.00 per share, of SunAmerica Inc.

    Super Performance Objectives: With reference to a particular Award of Super Shares, the Super Performance Objectives and the criteria established by the Committee which exceed the target Performance Objectives, the achievement of which will cause the issuance of Super Shares. The Super Performance Objectives shall be specified in a Stock Agreement and may differ from Participant to Participant and from Award to Award.

    Super Shares: A portion of an Award represented by shares of Stock issued free of restrictions only upon the achievement of specified Super Performance Objectives.

    Stock Agreement: With reference to a particular Award, the agreement between the Company and the Participant containing, among other provisions,
  (i) the restrictions set forth in or pursuant to Section 7, the Lapsing Formula, if any, and the Performance Objectives which, if achieved during the Performance Period with respect to which they were awarded, shall cause the lapsing of restrictions imposed upon all or part of the Restricted Shares covered by an Award, and (ii) the Super Performance Objectives which, if achieved during the Performance Period with respect to which they were awarded, shall cause the issuance of Super Shares.

    Subsidiary: A subsidiary of SunAmerica Inc. within the meaning of Section 425(f) of the Code.

    Tax Date: The date on which taxes of any kind are required by law to be withheld with respect to shares of Stock subject to an Award.

    Total Return to Shareholders: The amount (expressed as a percentage) by which the Ending Market Value of the Stock exceeds its Beginning Market Value.

    Weighted Average Shares: The weighted average number of shares of Stock outstanding during the Performance Period, computed in the manner used to determine primary earnings per common share in the Company's financial statements.

3.EFFECTIVE DATE AND TERM.

  This Plan shall become effective upon its adoption by the Board on November 4, 1994, subject to approval by the shareholders, and shall continue in effect until all shares of Stock reserved for issuance hereunder have been issued and all restrictions on transfer of such shares have lapsed or the applicable Awards have otherwise terminated. Notwithstanding the foregoing, no Award shall be granted under the Plan after the date that is five (5) years after the date on which the Plan is approved by the Company's shareholders or after such earlier date as the Committee or the Board may decide, in its sole discretion.

4.SHARES RESERVED UNDER PLAN.

  The aggregate number of shares of Stock which may be awarded under this Plan shall not exceed 650,000 shares, subject to adjustment as provided in this Plan. The shares of Stock which may be granted pursuant to Awards shall consist of either authorized but unissued shares of Stock or shares of Stock which have been issued and which shall have been heretofore or hereafter reacquired by the Company. The total number of shares authorized under this Plan shall be subject to increase or decrease in order to give effect to the adjustment provisions of
Section 16.A and to give effect to any amendment adopted as provided in Section
14. If any Award granted under this Plan shall expire, terminate or be canceled for any reason without the shares subject to such Award having been issued and freed of restrictions in full, the corresponding number of shares shall again be available for purposes of this Plan.

  The maximum number of shares of Stock which may be awarded under this Plan to any individual shall not exceed 150,000, subject to adjustment as provided in this Plan.

5.ELIGIBILITY.

  Participation in this Plan is limited to officers and other key employees of the Company and other individuals who, in the Committee's judgment, can make substantial contributions to the Company's long-term profitability and value. Nothing in this Plan or in a Stock Agreement shall in any manner be construed
(i) to limit in any way the right of the Company to terminate a Participant's employment at any time, without regard to the effect of such termination or any rights such Participant would otherwise have under this Plan, or (ii) to give any right to such Participant to remain employed by the Company in any particular position or at any particular rate of compensation.

6.GRANT OF AWARDS.

  A. Selection of Participants. Subject to the terms of this Plan, the Committee shall select those Participants to whom Awards shall be granted. Awards shall generally be made at the beginning of the Performance Period but may, in the Committee's discretion, be made from time to time during the term of the Performance Period.

  B. Award of Shares. Each Award shall be composed of Restricted Shares and an opportunity to earn Super Shares. An Award shall not require payment of any consideration by the Participant, other than continued service with the Company as set forth in this Plan or any Stock Agreement.

  C. Form of Instrument. Each Award shall be made pursuant to a Stock Agreement in a form prescribed by the Committee. Such instrument shall specify the restrictions set forth in or pursuant Section 7.C, a Lapsing Formula, if applicable, and the applicable Performance Objectives and any other circumstances or events not otherwise set forth in the Plan resulting in the lapsing of restrictions or vesting of benefits under an Award.

7.RESTRICTED SHARES.

  A. Lapsing Formula. Generally, Restricted Shares shall be subject to a Lapsing Formula pursuant to which the restrictions set forth in or pursuant to
Section 7.C shall lapse, unless such restrictions have earlier lapsed as to all or part of the shares due to achievement of Performance Objectives during the Performance Period or pursuant to this Plan or the applicable Stock Agreement. The Committee may grant Restricted Shares which are not subject to a Lapsing Formula.

  B. Performance Objectives. Each Award of Restricted Shares (whether or not subject to a Lapsing Formula) shall be subject to the achievement by the Company of Performance Objectives during the Performance Period.

  C. Rights with Respect to Restricted Shares. Each Participant to whom an Award of Restricted Shares has been made shall have beneficial ownership of such shares including the right to vote the same and to receive dividends thereon, subject, however, to the following terms, conditions and restrictions and such additional terms, conditions and restrictions as may be determined by the Committee and included in the Stock Agreement:

  Until the restrictions set forth in or pursuant to this Section 7.C shall lapse pursuant to Sections 9, 10, 11 or the terms of a particular Stock Agreement, Restricted Shares shall be held in escrow by the Company and (i) shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, and (ii) except as set forth in Sections 9, 10, 11 or the terms of a particular Stock Agreement, shall be returned to the Company, and all rights of the Participant to such shares shall terminate without any payment of consideration by the Company, if the Participant's continuous employment with the Company shall terminate with or without cause or as a result of any event or otherwise for any reason.

8.SUPER SHARES.

  A. Performance Objectives. Super Shares shall be issued upon the Committee's certification of the achievement of the Super Performance Objectives. Super Performance Objectives shall be measured over the Performance Period unless otherwise provided in a Stock Agreement.

  B. Rights with Respect to Super Shares. No participant shall have any right, title or interest in Super Shares until such shares have been issued. All Awards of Super Shares shall, prior to issuance of such Shares, be nontransferable except by will or laws of descent and distribution or other permissible exception expressly authorized by the Committee in the Stock Agreement or any written amendment thereto.

9.DETERMINATION OF AWARDS.

  A. Determination at End of Performance Period. As soon as practicable after the close of the Performance Period, or prior thereto if the Committee in its discretion deems it appropriate, the Committee shall determine whether the Performance Objectives and the Super Performance Objectives have been achieved. Each Participant who has received an Award shall be notified as to whether the Performance Objectives and Super Performance Objectives established for the Performance Period have been achieved and the number of Restricted Shares, if any, with respect to which the restrictions of Section 7.C have lapsed and the number of Super Shares, if any, to be issued.

  B. Treatment of Restricted Shares After Performance Period. As to any Restricted Shares covered by an Award which have not had the restrictions imposed by Section 7.C removed as of the last day of the Performance Period, if such shares are subject to a Lapsing Formula, such restrictions shall lapse in accordance with such Lapsing Formula and, if such shares are not subject to a Lapsing Formula, all right, title and interest of the Participant in such shares shall thereupon terminate.

10.CHANGE OF OWNERSHIP.

  Notwithstanding any provision of Section 7 or any other provision of this Plan or any provision in any grant or award hereunder to the contrary, all of the restrictions on the Restricted Shares granted under this Plan shall lapse upon the occurrence of a Change of Ownership. A "Change of Ownership" shall be deemed to have occurred if either (A) individuals who, as of the effective date of this Plan, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the directors constituting the Board, provided that any person becoming a director subsequent to the effective date of this Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters ( 3/4) of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is
(1) in connection with the acquisition by a third person, including a "group" as such term is used in Section 13(d)(3) of the Act, of beneficial ownership, directly or indirectly, of 20% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company (unless such acquisition of beneficial ownership was approved by a majority of the Incumbent Board), or (2) in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board, or
(B) the Board (a majority of which should consist of directors who are members of the Incumbent Board) has determined that a Change of Ownership triggering the lapse of restrictions as described in this Section 10 shall have occurred.

11.EFFECT OF CERTAIN TERMINATION OF EMPLOYMENT OR OTHER SERVICES.

  A. Termination Due to Death or Retirement. Unless the Committee otherwise provides in the applicable Stock Agreement, where a Participant's employment with the Company upon which an Award is based terminates at any time because of death, or retirement on or after such Participant's normal retirement date (as defined in accordance with the Company's retirement policies), a proportionate number of the Restricted Shares as to which the restrictions shall not have lapsed shall be held subject to the terms and conditions of this Plan and the applicable Stock Agreement and the remaining shares shall be returned to the Company and all rights of the Participant to such shares shall terminate without any payment of consideration by the Company on the date of such event. The number of shares which shall remain subject to this Plan and the applicable Stock Agreement shall be a fraction of the total number of shares (both Restricted Shares as to which restrictions shall not have lapsed and Super Shares not yet issued) equal to the number of days elapsed in the Performance Period as of the date of such event divided by the total number of days in the Performance Period; provided, however, that the Committee may, in its sole discretion, continue a greater number, or all, of the shares of any particular Award. Unless otherwise provided in the applicable Stock Agreement, the continuing shares shall continue to vest only upon satisfaction of the applicable Performance Objectives.

  B. Termination for Reasons Other Than Death or Retirement. Unless the Committee otherwise provides in the applicable Stock Agreement, where a Participant's employment with the Company upon which an Award is based terminates for any reason other than one set forth in Section 11.A above, and whether or not the termination is initiated by the Participant or the Company, any Restricted Shares at the date of such termination shall be returned to the Company and all rights of the Participant to such shares and to any Super Shares shall terminate without any payment of consideration by the Company. Notwithstanding the foregoing, the Committee may, in its sole discretion, waive automatic termination as to some or all shares then subject to restrictions and to any Super Shares and, to that extent, continue the restrictions or other vesting conditions in the same manner as set forth in Section 11.A above.

12.DELIVERY OF SHARES.

  A. Delivery. No shares of Common Stock shall be delivered pursuant to an Award until the requirements of all laws and regulations as may be deemed by the Committee to be applicable thereto are satisfied.

  B. Restrictions Upon Grant of Awards. If the Board in its discretion determines that the listing upon the New York Stock Exchange, the Pacific Stock Exchange or any other exchange, or participation in NASDAQ or the registration or qualification under any Federal or state laws of any shares of Stock to be granted pursuant to this Plan (whether to permit the grant of Awards or the resale or other disposition of any such shares of Stock by or on behalf of Participants receiving such shares) is necessary or desirable prior to delivery of the certificates for such shares of Stock, then delivery shall not be made until such listing, participation, registration or qualification shall have been completed. In such connection, the Company agrees that; it will use its best efforts to effect any such listing, participation, registration or qualification; provided, however, that the Company shall not be required to use its best efforts to effect such registration under the Securities Act of 1933, as amended, other than on Form S-8, as presently in effect, or such other forms as may be in effect from time to time calling for information comparable to that presently required to be furnished under Form S-8.

  C. Restrictions Under Resale of Unregistered Stock. If the shares of Stock that have been granted to a Participant pursuant to the terms of this Plan are not registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement, such Participant, if the Committee shall deem it advisable, may be required to represent and agree in writing (i) that any shares of Stock acquired by such Participant pursuant to this Plan will not be sold except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration under said Act and (ii) that such Participant is acquiring such shares of Stock for his or her own account and not with a view to the distribution thereof.

  D. Restrictive Legends. Certificates for Restricted Shares delivered pursuant to Awards shall bear an appropriate legend referring to the terms, conditions and restrictions described in this Plan and in the Stock Agreement. Any attempt to dispose of any such shares of Stock in contravention to the terms, conditions and restrictions described in this Plan or in the Stock Agreement shall be ineffective. Any shares of Stock of the Company or other property or rights received by a Participant as a stock dividend or as a result of any stock split, combination, exchange of shares, reorganization, merger, consolidation or similar event with respect to Restricted Shares shall have the same status and bear the same legend and be held in escrow pursuant to Section 7.C as the Restricted Shares received pursuant to the Award.

13.FINANCING AND WITHHOLDING.

  A. Withholding of Taxes. As a condition to the making of an Award or to the lapse of the restrictions pertaining to Restricted Shares or to the issuance of Super Shares, the Company may require the Participant to pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld or paid with respect to such shares of Stock.

  B. Financing. If requested by a Participant who has received Stock pursuant to an Award, the Committee may in its discretion provide financing to the Participant in a principal amount sufficient to pay the amount of taxes required by law to be withheld with respect to such receipt of shares of Stock. Any such loan shall be subject to all legal requirements, and restrictions pertinent thereto, including if applicable, Regulation G promulgated by the Federal Reserve Board. The grant of an Award shall in no way obligate the Company or the Committee to provide any financing whatsoever upon the lapse of restrictions on Restricted Shares or upon the issuance of Super Shares.

  C. Withholding of Shares.

    (i) If requested by Participant who has received shares of Stock pursuant to an Award with respect to which the restrictions shall have lapsed or Super Shares, the Committee may in its discretion permit the Participant to satisfy any tax withholding obligations, in whole or in part, by having the Company acquire, in the case of Restricted Shares, or withhold in the case of Super Shares, a portion of such shares with a value equal to the amount of taxes required by law to be withheld.

    (ii) Requests by a Participant to have shares of Stock so acquired or withheld shall be(a) made prior to the Tax Date, and (b) irrevocable. In addition, in the event the Participant is an officer or director of the Company within the meaning of Section 16 of the Act, the Committee may impose such other limitations as it deems appropriate for Section 16 compliance.

14.AMENDMENTS, SUSPENSION OR DISCONTINUANCE.

  The Board may amend, suspend, or discontinue the Plan. Notwithstanding the foregoing, the Board may not, without the prior approval of the shareholders of the Company, make any amendment that under applicable law requires shareholder approval.

15.ADMINISTRATION OF PLAN.

  A. Powers of the Committee. This Plan shall be administered by the Committee. Subject to the express provisions of this Plan, the Committee, in its sole and absolute discretion, shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

    (i) adopt, amend and rescind rules, regulations and procedures relating to this Plan and its administration of the Awards granted under this Plan;

    (ii) determine which persons meet the eligibility requirements of Section 5 under this Plan and to which of such persons, if any, Awards will be granted under this Plan;

    (iii) grant Awards to persons determined to be eligible and determine the terms and conditions of such Awards, including but not limited to the number of Restricted Shares or Super Shares, and the times at which and conditions upon which Awards vest, expire or terminate, or restrictions thereon will lapse, or acceleration of the receipt of benefits, or the lapse of restrictions pursuant to such Award upon the occurrence of specified events deemed appropriate by the Committee (including, without limitation, a change of control of the Company) or in other circumstances or upon the occurrence of other events including those of a personal nature, as deemed appropriate by the Committee;

    (iv) establish criteria for the vesting of Awards, including the applicable Performance Objectives and Super Performance Objectives and determine the achievement thereof;

    (v) determine whether, and the extent to which, adjustments are required pursuant to Section 16 hereof or an amendment to an Award is appropriate;

    (vi) interpret and construe this Plan and the terms and conditions of any Award granted hereunder, whether before or after the termination of this Plan; and

    (vii) determine the circumstances under which, consistent with the provisions of this Plan, any outstanding Award and the applicable Stock Agreement will be amended; which authority (except as to clause (ii) and, insofar as an initial grant is made, (iii) above) shall remain in effect so long as any Award remains outstanding under this Plan.

  B. Determinations. Any action taken by, or inaction of, the Company, the Board or the Committee relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board or officer of the Company shall be liable for any such action or inaction of the entity or body, of another person, or except in circumstances involving bad faith, of himself or herself. In making any determination or in taking or not taking any action under this Plan, the Board and the Committee may obtain and may rely upon the advice of experts, including professional advisors to the Company. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith. The Committee may delegate ministerial, nondiscretionary functions to individuals who are officers or employees of the Company.

16.MISCELLANEOUS PROVISIONS.

  A. Adjustments.

    (i) Changes From Material Acquisitions, Dispositions, Recapitalization, and Other Events. In the event of a change in capitalization, a material acquisition or disposition of business or assets, a material reorganization or restructuring, or any extraordinary gain or loss that affects the Company (on a consolidated basis) or the applicable business entity and that was not anticipated by the Committee in setting the specific Performance Objectives and threshold and target Super Performance Objectives for the Performance Period, the Committee, subject to Section 16.C, may make adjustments to the Performance Objectives or the number of shares subject to the Award, applied as of the date of such event, based solely on objective criteria, so as to neutralize, in the Committee's best judgment, the effect of the change on the applicable Performance Objectives and total amount of the Award for the Performance Period.

    (ii) If (A) the outstanding shares of Stock (the "outstanding shares")
  (1) are increased, decreased, exchanged or converted as a result of a stock split (including a split in the form of a stock dividend), reverse stock split, or the like or (2) are exchanged for or converted into cash, property or a different number or kind of securities (or if cash, property or securities are distributed in respect of the outstanding shares), as a result of a reorganization, merger, consolidation, recapitalization, restructuring, or reclassification, or (B) substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall otherwise provide, the Committee shall make equitable, appropriate and proportionate adjustments in (x) the number and type of shares or other securities or cash or other property that may be acquired pursuant to an Award of Super Shares previously granted under this Plan, and (y) the maximum number and type of shares or other securities that may be issued pursuant to Awards thereafter granted under this Plan, and (z) such other terms as necessarily are affected by such event.

    (iii) Accounting Matters. Similar changes with respect to the Performance Objectives shall be made in the case of material changes in accounting policies or practices affecting the Company, to the extent any thereof was not anticipated at the time the specific performance levels were set, based on objective criteria so as to neutralize, in the Committee's best judgment, the effect of the change or event on the applicable Performance Objectives for the Performance Period.

  B. Designation of Beneficiaries. A Participant may designate a beneficiary or beneficiaries to receive such Participant's Stock hereunder in the event of such Participant's death, and Participant may, from time to time, change any such beneficiary designation. All beneficiary designations and changes therein shall be in writing and shall be effective only if and when delivered by the Committee during the lifetime of the Participant.

  C. Limitation on Changes Materially Adverse to a Participant. No amendment or termination of the Plan or change in or affecting any outstanding Award shall deprive in any material respect the Participant, without the consent of such Participant, of any of his or her rights or benefits under or with respect to the Award. Adjustments contemplated by Section 16.D shall not be deemed to constitute a change requiring such consent.

  D. Plan Construction. It is the intent of the Company that this Plan and Awards hereunder satisfy and be interpreted in a manner that in the case of recipients who are or may be subject to Section 16 of the Act satisfies the applicable requirements of Rule 16b-3 so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Act and will not be subjected to avoidable liability thereunder. It is further the intent of the Company that specific Awards under this Plan that are designated as performance-based for purposes of Section 162(m) of the Code be designed and construed in a manner that satisfies the requirements thereof. If any provision of this Plan or of any Award would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

  E. Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to stock, under any other plan, agreement or authority.

1 SUNAMERICA CENTER
CENTURY CITY
LOS ANGELES, CALIFORNIA 90067-6022
(310) 772-6000

                               GRAPHICS APPENDIX

                                SUNAMERICA INC.


PAGE WHERE
GRAPHIC OR IMAGE          NARRATIVE DESCRIPTION OR
MATERIAL APPEARS          CROSS REFERENCE
- - - -----------------         -------------------------------------------------
PAGES 2,3,4 AND 5         PHOTOS ON EACH MEMBER OF THE BOARD OF DIRECTORS
                          APPEARS BESIDE HIS OR HER RESPECTIVE BIOGRAPHICAL
                          INFORMATION.

                                SUNAMERICA INC.
                                  COMMON STOCK
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 27, 1995

  The undersigned hereby appoints Eli Broad, Jay S. Wintrob and James R. Belardi, and each of them, as proxies with full power of substitution and revocation, to vote in the name, place and stead of the undersigned, with all powers the undersigned would possess if personally present, all of the shares of Common Stock of SunAmerica Inc. the undersigned is entitled to vote at said Company's annual meeting of shareholders to be held on January 27, 1995 or at any and all adjournments thereof, as follows:

(1) ELECTION OF     [_] FOR all nominees      [_] WITHHOLD
    DIRECTORS           listed                    AUTHORITY to vote
                        below (except as          for all nominees
                        marked to the             listed below
                        contrary below)



  ELI BROAD, RONALD J. ARNAULT, KAREN HASTIE-WILLIAMS, DAVID O. MAXWELL, BARRY MUNITZ, LESTER POLLACK, RICHARD D. ROHR, SANFORD C. SIGOLOFF, HAROLD M. WILLIAMS

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

(2) Approval of the Annual Performance Incentive Compensation Plan.
            [_] FOR        [_] AGAINST     [_] ABSTAIN

(3) Approval of the 1995 Performance Stock Plan.
            [_] FOR        [_] AGAINST     [_] ABSTAIN


  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for such meeting, dated December 23, 1994.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                          Dated: _______, 1995

                                          ____________________

                                          ____________________
                                          Please sign EXACTLY
                                          as your name appears
                                                hereon)

                                          When signing as
                                          attorney, executor,
                                          administrator,
                                          trustee or
                                          guardian, please
                                          give full title. If
                                          more than one
                                          trustee, all should
                                          sign. All joint
                                          owners should sign.
                                          If a corporation,
                                          sign in full
                                          corporate name by
                                          President or other
                                          authorized officer.
                                          If a partnership,
                                          sign in partnership
                                          name by authorized
                                          person.

 IMPORTANT INFORMATION IS CONTAINED ON THE OTHER SIDE OF THIS CARD. PLEASE READ
   BOTH SIDES OF THIS CARD, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE
                               ENCLOSED ENVELOPE.

                                SUNAMERICA INC.
                         NONTRANSFERABLE CLASS B STOCK
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 27, 1995

  The undersigned hereby appoints Eli Broad, Jay S. Wintrob and James R. Belardi, and each of them, as proxies with full power of substitution and revocation, to vote in the name, place and stead of the undersigned, with all powers the undersigned would possess if personally present, all of the shares of Nontransferable Class B Stock of SunAmerica Inc. the undersigned is entitled to vote at said Company's annual meeting of shareholders to be held on January 27, 1995 or at any and all adjournments thereof, as follows:

(1) ELECTION OF       [_] FOR all nominees     [_] WITHHOLD
    DIRECTORS             listed                   AUTHORITY to vote
                          below (except as         for all nominees
                          marked to the            listed below
                          contrary below)


  ELI BROAD, RONALD J. ARNAULT, KAREN HASTIE-WILLIAMS, DAVID O. MAXWELL, BARRY MUNITZ, LESTER POLLACK, RICHARD D. ROHR, SANFORD C. SIGOLOFF, HAROLD M. WILLIAMS

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

(2) Approval of the Annual Performance Based Incentive Compensation Plan.
            [_] FOR        [_] AGAINST     [_] ABSTAIN

(3) Approval of the 1995 Performance Stock Plan.
            [_] FOR        [_] AGAINST     [_] ABSTAIN


  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for such meeting, dated December 23, 1994.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                          Dated: _______, 1995

                                          ____________________

                                          ____________________
                                          Please sign EXACTLY
                                          as your name appears
                                                hereon)

                                          When signing as
                                          attorney, executor,
                                          administrator,
                                          trustee or
                                          guardian, please
                                          give full title. If
                                          more than one
                                          trustee, all should
                                          sign. All joint
                                          owners should sign.
                                          If a corporation,
                                          sign in full
                                          corporate name by
                                          President or other
                                          authorized officer.
                                          If a partnership,
                                          sign in partnership
                                          name by authorized
                                          person.

 IMPORTANT INFORMATION IS CONTAINED ON THE OTHER SIDE OF THIS CARD. PLEASE READ
   BOTH SIDES OF THIS CARD, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE
                               ENCLOSED ENVELOPE.

                                SUNAMERICA INC.
                            SERIES C PREFERRED STOCK
                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 27, 1995

  The undersigned hereby appoints Eli Broad, Jay S. Wintrob and James R. Belardi, and each of them, as proxies with full power of substitution and revocation, to vote in the name, place and stead of the undersigned, with all powers the undersigned would possess if personally present, all of the shares of Series C Preferred Stock of SunAmerica Inc. the undersigned is entitled to vote at said Company's annual meeting of shareholders to be held on January 27, 1995 or at any and all adjournments thereof, as follows:

(1) ELECTION OF       [_] FOR all nominees     [_] WITHHOLD
    DIRECTORS             listed                   AUTHORITY to vote
                          below (except as         for all nominees
                          marked to the            listed below
                          contrary below)


  ELI BROAD, RONALD J. ARNAULT, KAREN HASTIE-WILLIAMS, DAVID O. MAXWELL, BARRY MUNITZ, LESTER POLLACK, RICHARD D. ROHR, SANFORD C. SIGOLOFF, HAROLD M. WILLIAMS

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

(2) Approval of the Annual Performance Incentive Compensation Plan.
            [_] FOR        [_] AGAINST     [_] ABSTAIN

(3) Approval of the 1995 Performance Stock Plan.
            [_] FOR        [_] AGAINST     [_] ABSTAIN


  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement for such meeting, dated December 23, 1994.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                          Dated: _______, 1995

                                          ____________________

                                          ____________________
                                          Please sign EXACTLY
                                          as your name appears
                                                hereon)

                                          When signing as
                                          attorney, executor,
                                          administrator,
                                          trustee or
                                          guardian, please
                                          give full title. If
                                          more than one
                                          trustee, all should
                                          sign. All joint
                                          owners should sign.
                                          If a corporation,
                                          sign in full
                                          corporate name by
                                          President or other
                                          authorized officer.
                                          If a partnership,
                                          sign in partnership
                                          name by authorized
                                          person.

 IMPORTANT INFORMATION IS CONTAINED ON THE OTHER SIDE OF THIS CARD. PLEASE READ
   BOTH SIDES OF THIS CARD, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE
                               ENCLOSED ENVELOPE.